UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2014

FLUX POWER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-25909 (Commission File Number)	86-0931332 (IRS Employer Identification No.)

985 Poinsettia Avenue, Suite A, Vista, California (Address of Principal Executive Offices)	92081 (Zip Code)

877-505-3589

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement.

On June 11, 2014, we entered into a Loan Conversion Agreement (“Conversion Agreement”) with Esenjay Investments LLC, our major stockholder and principal credit line holder (“Esenjay”), pursuant to which we agreed to issue (1) 12,100,000 shares of our common stock (based on $0.24 per share) (the “Shares”), and (2) a warrant to purchase up to 1,900,000 shares of our common stock for a term of 3 years at an exercise price of $0.30 per share to Esenjay (“Warrant”), in exchange for the cancellation of a total principal amount of $2,586,000 (“Principal Amount”) outstanding under the Secondary Revolving Promissory Note, the Bridge Loan Promissory Note and the Unrestricted Line of Credit, with Esenjay, plus $304,070 in accrued interest on such Principal Amount as of June 4, 2014 (the accrued interest together with the Principal Amount referred to as the “Debt”). Under the Conversion Agreement, Esenjay agreed to waive any interests accrued on the Principal Amount after June 4, 2014; and agreed to accept the Shares and Warrant as payment of Debt in complete and full satisfaction.

Michael Johnson, our director, is a director and shareholder of Esenjay as further described in our Form 10-K for the fiscal year ended June 30, 2103.

The foregoing description of the terms of the Conversion Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the respective agreement, a copy of which is filed hereto as Exhibit 10.1.

Item 3.02	Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02. The securities offered and sold to Esenjay have not been registered under the Securities Act of 1933, as amended (“Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. The securities were offered and sold to investors in reliance upon exemptions from registration pursuant to Rule 506 promulgated thereunder. Esenjay qualified as an “accredited investor” (as defined by Rule 501 under the Securities Act).

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description

10.1	Loan Conversion Agreement

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flux Power Holdings, Inc.,
A Nevada Corporation

Dated: June 11, 2014	/S/Ronald Dutt
Ronald Dutt, Chief Executive Officer and Interim Chief Financial Officer